Exhibit 10.10

Horn & Co. June 19, 2018

Date: June 25, 2018

AMENDED AND RESTATED EXECUTIVE SERVICES AGREEMENT

On April 23, 2018, we entered into an agreement with Fidelis LLC (“Fidelis” or “Consultant”) to provide expert consulting services in the area of Broker-Dealer compliance and operations effective as of April 1, 2018 (the “Effective Date”). As of the Effective Date, Fidelis exclusively provided Matt Rozzi to serve as the Chief Compliance Officer and Chief Operating Officer of INX Services, Inc. (“INX US”), a company incorporated under the laws of Delaware, USA and a wholly owned subsidiary of INX Ltd (“INX Gib”) (“INX Gib” and “INX US”, are jointly, the “Group”), under the terms set forth below (the “First Agreement”). It is the intention of INX US and Fidelis (each a “Party”, together “Parties”), that upon the Qualifying Events defined below, Mr. Rozzi will join INX US as an employee, on the terms set out below, to be embodied in an employment agreement at that time (the “Employment Agreement”). The First Agreement is hereby amended and is replaced in its entirety with this Amended and Restated Agreement (the “Agreement”), such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the Parties or anyone on their behalf in connection with the subject matter.

1.	Services. As the Chief Compliance Officer & Chief Operating Officer of INX US (the “Position”), Mr. Rozzi will provide the following services (“Services”):

1.1.	Coordinate the preparation and filing of applications to the Financial Industry Regulatory Authority and the Commodity Futures Trading Commission for BD, ATP, SEF, DCM and other similar licenses and approvals, as shall be instructed by the Group.

1.2.	Establish effective supervision and control of the INX US activities to ensure it complies with applicable laws and regulations.

1.3.	Review and approve new client accounts introduced to INX US by the Group; specifically ensure that the know-your-client (KYC) information is complete, comprehensive and complies with applicable laws and regulations;

1.4.	Daily review for errors, unusual activities, and compliance with all applicable laws and regulations according to the Groups policies;

1.5.	Coordinate staff training programs to keep INX US employees and officers aware of changes and updates in applicable legislation;

1.6.	Monitor INX US’ marketing activities as well as the sales practices of INX US representatives;

1.7.	Review, respond, and investigate client complaints within a reasonable period;

1.8.	Assist, guide, and contribute from his expertise in steering INX US operations;

1.9.	Direct and oversee INX US’ fiscal, operation, and facilities, including without limitation, supervision of its business services and general administration;

1.10.	Participate in various meetings of the management of the Group (in person or via remote communication, as shall be desirable for effective participation);

1.11.	Perform all other tasks customarily related to the Position.

1.12.	Mr. Rozzi will report directly to Mr. Shy Datika (the “Supervising Officer”) in his provision of the Services.

2.	Payment and Expenses.

2.1.	Payment. As compensation for the Services to be provided by Consultant pursuant to the terms of this Agreement, INX US shall pay to the Consultant a monthly retainer of US$ 12,500 per month (the “Fee”). Consultant expects to provide no less than eighty (80) hours per month. Consultant shall invoice INX US on a monthly basis for the services provided. Payment will be within 20 business days following receipt of an invoice by INX US.

2.2.	Bonus. Upon and subject to the approval of the first US Broker Dealer license or Alternative Trading System license by FINRA or the SEC to any of the Group companies, Consultant will be entitled to a one-time bonus payment in the amount of US$ 60,000.

2.3.	Expenses. INX US shall reimburse expenses incurred by Consultant in the performance of Services to the extent such expenses have been approved in advance and in writing by the Supervising Officer.

3.	Independent Contractor. It is understood and agreed that Consultant shall perform the Services as an independent contractor of INX US prior to any Qualifying Event. Consultant shall not be deemed to be an employee of INX US. INX US shall have no right to control or direct the detail, manner or means by which Consultant accomplishes the results of the consulting Services. Consultant shall not be entitled to any benefits provided by INX US to its employees under any employment policy or any employment benefit plan. Consultant agrees that Consultant/Mr. Rozzi, as applicable, shall be solely responsible for any and all taxes, levies, social benefits, insurance payments and other payments due on payments and/or other benefits received by Consultant from INX US hereunder (including, inter alia, in connection with the Salary, the Fee, the Tokens, the Option or otherwise in connection with its/his engagement or employment with the Group) and shall pay all such taxes associated with payments received from INX US in a timely manner and as prescribed by law. The Company shall be entitled to withhold, deduct or set-off any amounts due to it from Consultant or as may be required by, and subject to, applicable law, from payments due to Consultant hereunder or in connection with this Agreement.

4.	Other Work By Consultant. INX US agrees that until the consummation of a Qualifying Event the Consultant will be entitled to continue current business engagements with entities other than the Group entities, outside the scope of Services hereunder. Provided however, that such activities shall be reported in advance and in writing to the Supervising Officer and that none of such activities or entities shall compete or otherwise be in conflict to the business of the Group.

5.	Term and Termination. The term of this Agreement shall commence upon its execution and continue until the occurrence of a Qualifying Event (as defined in paragraph 6 below). Upon the occurrence of a Qualifying Event, the Parties intend to enter into an Employment Agreement, the terms of which are set out below. This Agreement may be renewed for additional terms on the mutual written agreement of the Parties, at any time prior to the termination of the Agreement. Either Party may terminate this Agreement, with or without cause, upon 60 days written notice to the other Party.

6.	Qualifying Event. Following 6 months period after declaration by the SEC of the effectiveness of the public offering of the tokens (the “Tokens”) generated by INX Gib. (the “Qualifying Event”), Mr. Rozzi will become a full-time employee and serve as Chief Compliance Officer & Chief Operating Officer of INX US on the terms set out below:

6.1.	Salary at annual rate of US$ 300,000 (US$ 25,000 per month) (the “Salary”) for a full-time position. The payment of the Salary shall be effective on of the date on which the proceeds of the Qualifying Event are received by the Group. The Salary will be payable on a monthly basis in accordance with the regular payroll practices of INX US.

6.2.	Benefits appropriate to an executive level employee, including but not limited to health, dental, and vision insurance, 401K or comparable retirement plan, and other benefits to be determined.

6.3.	A non-solicitation and non-competition agreement.

7.	INX US agrees to pay Mr. Rozzi the following bonus payments:

7.1.	Upon and subject to the (i) consummation of a Qualifying Event; and (ii) the approval of a trading license by the CFTC to any Group company during the term of this Agreement or during Mr. Rozzi’s employment period, Mr. Rozzi will be entitled to a one-time bonus payment in the amount of US$ 40,000; and

7.2.	Upon and subject to the (i) consummation of a Qualifying Event; and (ii) the consummation of key performance indicators which will be determined by the Board of Directors of INX US, Mr. Rozzi will be entitled to a one-time bonus payment in the amount of US$ 50,000.

8.	Upon and subject to the occurrence of the Qualifying Event during Mr. Rozzi’s employment period, Mr. Rozzi will be entitled to purchase 350,000 Tokens in consideration for an aggregate amount of US$ 3,500, subject to the terms of a Token vesting plan and lock up provisions which will be adopted by the Group.

9.	Upon and subject to the adoption of a Share Ownership and Option Plan by INX Gib (as amended, the “Plan” and the “Grant Date”), INX Gib will grant to Mr. Rozzi equity compensation awards of Ordinary Shares of INX Gib under the Plan as follows:

9.1.	An option to purchase a number of Option Shares constituting 0.5% of the share capital of INX Gib on a fully diluted basis as of the date hereof (subject to future dilutions) at a price per share equal to the Fair Market Value of the option shares as of the Grant Date (the “Option”).

9.2.	The Option will vest and become exercisable as follows: 1/4 of the Option shall vest upon each anniversary of the effective date of the Employment Agreement subject to Mr. Rozzi’s continuous engagement with the Group at such time, such that, subject to Mr. Rozzi’s continuous engagement with the Group at such time, the entire Option shall be vested and exercisable upon the 4th anniversary of the effective date of the Employment Agreement.

9.3.	The Option shall be subject to the terms and conditions of the Plan.

10.	INX US undertakes that (save for cases of termination for cause by INX US, which shall be defined in the Employment Agreement) the term of Mr. Rozzi’s employment with INX US shall be no less than 1 year commencing as of the effective date of the Employment Agreement.

11.	The Group’s technology, trade secrets, business plans, financial information and any other information, including technical, business and financial information provided or disclosed to the Consultant by the Group (“Confidential Information”) shall be kept in strict confidence and the Consultant shall be subject to the following obligations:

■	The Consultant shall use the Confidential Information received solely in furtherance of the business of the Group;

■	The Consultant shall further refrain from copying or disclosing to any third party, the Confidential Information received, except with the Group’s prior written consent; and

■	Upon the written request of the Group, the Consultant will promptly destroy or return any and all copies on any media containing such Confidential Information, except that the Consultant may keep one (1) copy thereof for the purpose of complying with the terms hereto.

12.	This confidentiality undertaking shall be perpetual, until such time as the Confidential Information shall have become public domain through no fault by Consultant. Additional customary confidentiality obligations and undertakings shall be set forth in the Employment Agreement.

13.	All intellectual property rights made by the Consultant in and during or in connection with the performance of the Services or as a result from the Confidential Information shall be sole property of the Group. Additional customary IP ownership obligations and undertakings shall be set forth in the Employment Agreement.

14.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. This Agreement supersedes and replaces any existing agreement entered into by Consultant and INX US relating generally to the same subject matter, and may be amended or modified only in a writing signed by the parties.

/s/ James Crossley	/s/ James Crossley
INX Ltd.	INX Services, Inc.

By:	James Crossley	By:	James Crossley
Its:	25 June 2018	Its:	25 June 2018

Fidelis LLC

By:
Its:	Principal

Agreed and Accepted:

/s/ Matt Rozzi
Matt Rozzi